Regency Energy Partners Announces $44 Million Expansion of Gas Gathering System In Haynesville Shale

DALLAS, September 11, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), announced today plans to construct an approximately $44 million pipeline extension of Regency’s Nexus Gathering System located in North Louisiana.  The pipeline extension, called the Logansport Expansion, will add approximately 300 MMcf/d of gathering capacity to the existing system.

The Logansport Expansion will increase the overall deliverability of the Nexus Gathering System by adding approximately 17 miles of 20-inch pipe, as well as associated compression and dehydration facilities.  It will provide gathering customers with additional high-value takeaway options in DeSoto Parish, Louisiana, and Shelby County, Texas—areas currently experiencing significant drilling activity—and expand Regency’s presence in the Haynesville Shale.  The Logansport Expansion will transport gas gathered by the Nexus Gathering System to a 300 MMcf/d interconnect with CenterPoint Energy Gas Transmission’s Line CP.

“With the rapid growth in the Haynesville Shale, the Logansport Expansion is intended to meet new gathering needs from our producer customers,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “Once complete, the expanded Nexus Gathering System will be well positioned for future growth, as it is the first of several anticipated expansions on this gathering system.”

The $44 million Logansport Expansion will be funded partially with proceeds from Regency’s recent private placement, with the remainder financed under the company’s revolving credit facility.  The contracts will contribute additional fee-based margins to Regency’s gathering and processing segment once the project comes online, which directly aligns with Regency’s growth strategy.  Regency has already kicked off construction efforts on the project, and completion is expected in early 2010.

This press release may contain forward-looking statements regarding Regency Energy Partners.  These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the Partnership’s operating segments, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACTS:
Investor Relations:
Shannon Ming
Vice President, Investor Relations and Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com